EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-3) of our report dated March 28, 2008, relating to the consolidated financial statements of First California Financial Group, Inc. and Subsidiaries as of and for the years ended December 31, 2007 and 2006, included in its Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to our firm under the heading “Experts” in the prospectus.

/s/ MOSS ADAMS LLP

Los Angeles, California

January 16, 2009